Exhibit (a)(1)(f)

LETTER TO PARTICIPANTS IN THE ENTEGRIS, INC.

401(k) SAVINGS AND PROFIT SHARING PLAN RELATED

TO THE OFFER TO PURCHASE FOR CASH UP TO

20,408,163 SHARES OF COMMON STOCK OF

ENTEGRIS, INC. INCLUDING SHARES HELD IN

THE ENTEGRIS, INC. 401(k) SAVINGS AND

PROFIT SHARING PLAN AS AMENDED

AND RESTATED EFFECTIVE

AS OF AUGUST 5, 2005

TO:	PARTICIPANTS IN THE ENTEGRIS, INC. 401(k) SAVINGS AND PROFIT SHARING PLAN:

Enclosed for your consideration are (1) the Offer to Purchase by Entegris, Inc., dated May 11, 2007, and (2) the related Letter of Transmittal, in connection with the tender offer by Entegris, Inc. to purchase up to 20,408,163 shares of its common stock, $0.01 par value per share, including the associated preferred stock purchase rights, at a price not greater than $12.25 nor less than $11.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. The Offer to Purchase and the related Letter of Transmittal, as amended or supplemented from time to time, constitute our tender offer.

These materials are being forwarded to you because the events they describe may affect your interest in the Entegris, Inc. 401(k) Savings and Profit Sharing Plan, as restated (the “Plan”).

THIS LETTER AND THE ENCLOSED MATERIALS EXPLAIN THE TERMS AND CONDITIONS OF THE TENDER OFFER BY ENTEGRIS, INC. FOR SHARES OF ITS COMMON STOCK. YOU SHOULD READ ALL OF THIS INFORMATION CAREFULLY.

Your account in the Plan includes an investment in shares of Entegris, Inc. common stock. Your account balance in the Plan represents an interest in a specific number of shares and, as a participant with an investment in the Plan, you have a right to direct the Plan trustee to tender shares of Entegris, Inc. common stock allocated to your Plan account. The number of shares of Entegris, Inc. common stock you may direct the trustee to tender and the price at which those shares of Entegris, Inc. common stock will be tendered is discussed below. You can get more information on the shares of Entegris, Inc. common stock held in your Plan account by calling the T. Rowe Price Plan Account Line at (800) 922-9945 or by accessing the T. Rowe Price Web site at www.rps.troweprice.com.

You may direct the trustee to tender all or a portion of shares of Entegris, Inc. common stock allocated to your Plan account. You may direct the trustee to tender these shares by using the Instruction Form attached to this letter. Do not complete the enclosed Letter of Transmittal; it is furnished for your information only and cannot be used to tender shares allocated to your account. Only the trustee of the Plan can tender shares held in your Plan account as the record holder.

T. Rowe Price Trust Company, Baltimore, Maryland, as the Plan’s directed trustee, is the record holder of shares of Entegris, Inc. common stock in participants’ accounts in the Plan. T. Rowe Price Trust Company is located at 100 East Pratt Street, Baltimore, Maryland 21202. Your instructions should be submitted to the trustee (by sending the Instruction Form to the trustee’s tabulator, as described later in this document), and the trustee will tender or not tender shares of Entegris, Inc. common stock held in your Plan account in accordance with your instructions (subject to the exceptions noted in this document).

NONE OF ENTEGRIS, INC., ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITORY, THE TRUSTEE OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER THE

SHARES ALLOCATED TO YOUR PLAN ACCOUNT AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THE SHARES ALLOCATED TO YOUR PLAN ACCOUNT SHOULD BE TENDERED.

The enclosed Offer to Purchase, dated May 11, 2007, and the Letter of Transmittal contain important information about the terms and conditions of the tender offer by Entegris, Inc. However, we have also provided the following information about questions you may have related to your decision to tender or not tender shares of Entegris, Inc. common stock allocated to your Plan account.

What is the tender offer by Entegris, Inc.?

The tender offer is a process through which Entegris, Inc. offers to purchase shares of Entegris, Inc. common stock, and the owners of those shares of Entegris, Inc. common stock can decide whether or not they want to tender their shares of Entegris, Inc. common stock, and if so, at what price they would like to tender their shares of Entegris, Inc. common stock within the price range Entegris, Inc. has established.

Must I respond to the tender offer?

If you do not wish to tender shares of Entegris, Inc. common stock in your Plan account, no response is necessary and you do not need to take any action.

How many shares of Entegris, Inc. common stock can I direct the trustee to tender from my Plan account?

You may tender all or a portion of shares of Entegris, Inc. common stock allocated to your Plan account.

You may choose to instruct the trustee to tender a percentage of shares of Entegris, Inc. common stock held in your Plan account. You should indicate on the Instruction Form the percentage, in increments of 5%, of shares of Entegris, Inc. common stock you wish to tender. The actual number of shares of Entegris, Inc. common stock in your Plan account may change between the date that you instruct the trustee to tender shares from your Plan account and the date that the trustee actually tenders the shares into the tender offer. By choosing a percentage of shares of Entegris, Inc. common stock that you wish to tender into the tender offer, the trustee will tender in whole shares up to that percentage of shares of Entegris, Inc. common stock from your Plan account based upon the most recent information available to the trustee as of the date that the trustee submits the tendered shares in the tender offer. Thus, the number of shares actually tendered into the tender offer from your account will depend upon the number of shares of Entegris, Inc. common stock allocated to your Plan account at the time the trustee actually submits the tender, not the date you submit your instructions to the trustee.

You may receive current information about shares of Entegris, Inc. common stock held in your Plan account by contacting the T. Rowe Price Plan Account Line at (800) 922-9945.

Can I tender a portion of shares of Entegris, Inc. common stock allocated to my Plan account at one price and another portion at a different price?

Yes. Simply submit one Instruction Form for each portion of shares of Entegris, Inc. common stock you want to tender at each price. If you intend to tender portions of shares of Entegris, Inc. common stock held in your Plan account at different prices, do not check the box on the Instruction Form for revocation of previous instructions. If, as of the expiration date of the tender offer, you have submitted Instruction Forms providing for the tender of more shares of Entegris, Inc. common stock than are allocated to your Plan account, the portion of shares of Entegris, Inc. common stock that you have elected to tender at the highest price will be reduced until your direction is to tender the number of shares of Entegris, Inc. common stock held in your account. If necessary, the percentage of shares of Entegris, Inc. common stock which you have requested to be tendered at lower prices also will be reduced until the percentage of shares of Entegris, Inc. common stock you have directed to be tendered equals the total allocated to your Plan account.

Should I use the Letter of Transmittal to tender shares of Entegris, Inc. common stock in my Plan account?

No. The Letter of Transmittal is for your information only. You must fill out the enclosed Instruction Form to instruct the trustee to tender shares of Entegris, Inc. common stock in your Plan account. Only the trustee, as the record holder of shares of Entegris, Inc. common stock under the Plan, can use the Letter of Transmittal to tender shares of Entegris, Inc. common stock once the trustee has received instructions from the Plan participants.

How may I choose the price at which I want to tender shares of Entegris, Inc. common stock in my Plan account?

The enclosed Instruction Form contains a price designation section. Check the box of the price at which you would like to have the trustee tender shares of Entegris, Inc. common stock allocated to your Plan account. You must either:

(1)	designate one of the listed prices; or

(2)	instruct the trustee to tender your shares of Entegris, Inc. common stock at the price that is paid in the tender offer by checking the box labeled “Shares Tendered at a Price Determined pursuant to the Tender Offer.”

See the information in the Offer to Purchase and the Letter of Transmittal about how Entegris, Inc. will select the price at which to purchase properly tendered shares once the tender offer period has expired.

If I select a price, will the trustee tender my shares of Entegris, Inc. common stock at that price?

Generally, the trustee will tender shares of Entegris, Inc. common stock you have designated in accordance with your instructions. However, the law requires that shares of Entegris, Inc. common stock allocated to your Plan account cannot be sold to Entegris, Inc. at a price less than the closing price of shares of Entegris, Inc. common stock, as reported on the NASDAQ Global Market, on the expiration date of the tender offer.

As a result, if the closing price for shares of Entegris, Inc. common stock on the NASDAQ Global Market on the expiration date for the tender offer is higher than the price you designate on the enclosed Instruction Form, the price you have designated will automatically be increased to the closing price on the expiration date, or, if the closing price is not an available option under this tender offer, to the next highest available price that is not less than the closing price on the expiration date. If the closing price for shares of Entegris, Inc. common stock on the expiration date is higher than $12.25 per share, none of the shares of Entegris, Inc. common stock allocated to your Plan account will be sold.

Who will determine the purchase price that is paid in the tender offer?

Entegris, Inc. will determine a single price that it will pay for each Entegris, Inc. share properly tendered, taking into account the number of shares of Entegris, Inc. common stock tendered and the prices specified by tendering shareholders. Entegris, Inc. will select the lowest purchase price that will allow it to purchase up to 20,408,163 shares of Entegris, Inc. common stock or, if a lesser number of shares of Entegris, Inc. common stock are properly tendered, all shares of Entegris, Inc. common stock that are properly tendered. Entegris, Inc. will then purchase all of shares of Entegris, Inc. common stock tendered at prices equal to or below the purchase price selected, although Entegris, Inc. may not purchase all of those shares if more than 20,408,163 shares of Entegris, Inc. are tendered in the tender offer.

In other words, if you select a price (or, pursuant to the procedures described above, the market price or another price applies) that is greater than the price that is finally determined to be paid in the tender offer, none of your shares of Entegris, Inc. common stock will be purchased. All shares of Entegris, Inc. common stock acquired in the tender offer will be acquired at the same purchase price.

How do I direct the trustee to tender shares of Entegris, Inc. common stock allocated to my Plan account?

If you wish to direct the trustee to tender shares of Entegris, Inc. common stock allocated to your Plan account, please complete the attached Instruction Form and return it to the trustee’s tabulator in the enclosed envelope. The tabulator’s address is:

By First Class Mail: WELLS FARGO BANK, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	By Hand, Overnight Carrier or Express Mail: WELLS FARGO BANK, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

THE INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE’S TABULATOR NO LATER THAN 11:59 P.M., NEW YORK CITY TIME, ON JUNE 1, 2007, (UNLESS THE TENDER OFFER IS EXTENDED) IN ORDER FOR YOUR INSTRUCTIONS TO BE FOLLOWED. If the Instruction Form is not properly completed or is not received by the 11:59 p.m., New York City time, June 1, 2007 deadline, none of your shares of Entegris, Inc. common stock will be tendered and none will be purchased (unless the tender offer is extended).

Please note that this deadline is FIVE BUSINESS DAYS BEFORE the current expiration date for the tender offer. It is necessary to submit your Instruction Form to the trustee’s tabulator before the expiration date because the trustee must deliver the information to the Depositary for the tender offer by the expiration date.

The only actions you are required to take to direct the trustee to tender shares of Entegris, Inc. common stock allocated to your Plan account are

(1)	specify the percentage of shares of Entegris, Inc. common stock that you wish the trustee to tender,

(2)	designate the price at which the trustee should tender shares of Entegris, Inc. common stock, and

(3)	return the enclosed Instruction Form so that it is received by Wells Fargo Bank, N.A., no later than 11:59 p.m., New York City time, on June 1, 2007.

You do not need to complete any form other than the enclosed Instruction Form.

After June 8, 2007, the expiration date for the tender offer unless the tender offer is extended, it will be determined whether all, part, or none of your tendered shares of Entegris, Inc. common stock have been purchased by Entegris, Inc., pursuant to the procedures, including procedures for proration, described in the Offer to Purchase.

See the information in the Offer to Purchase regarding when and how the expiration date for the tender offer period may change and when and how the tender offer may be extended by Entegris, Inc.

What if I hold shares of Entegris, Inc. common stock outside of the Plan?

If you hold shares of Entegris, Inc. common stock outside of the Plan, you will receive, under separate cover, tender offer materials that can be used to tender those shares of Entegris, Inc. common stock directly. The materials used for tendering shares of Entegris, Inc. common stock outside of the Plan, including the Letter of Transmittal, may not be used to instruct the trustee to tender shares of Entegris, Inc. common stock allocated to your Plan account.

What happens if more than 20,408,163 shares of Entegris, Inc. common stock are tendered in the tender offer?

If more than 20,408,163 shares of Entegris, Inc. common stock are tendered, Entegris, Inc. will purchase

•

first, all such shares owned beneficially or of record by a holder of fewer than 100 shares of common stock who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

second, after purchase of all of the foregoing shares, all other shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the purchase price on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional shares); and

•

third, if necessary to permit us to purchase 20,408,163 shares (or such greater number of shares as we may elect to purchase), shares conditionally tendered at or below the purchase price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares).

Can I take advantage of the “odd lot” priority?

No. While fewer than 100 shares of Entegris, Inc. common stock may have been allocated to your Plan account, the record holder of shares of Entegris, Inc. common stock, the trustee, has significantly more than 100 shares of Entegris, Inc. common stock and, therefore, shares of Entegris, Inc. common stock held in the Plan are not eligible to avoid proration by virtue of the “odd lot” priority.

Can I conditionally tender my shares?

You may condition your tender on Entegris, Inc. purchasing a minimum number of your tendered shares. In such case, if, as a result of the preliminary proration provisions in the Offer to Purchase, Entegris, Inc. would purchase less than such minimum number of your shares, then Entegris, Inc. will not purchase any of your shares, except as provided in the next sentence. In such case, if as a result of conditionally tendered shares not being purchased the total number of shares that would have been purchased is less than 20,408,163 shares, Entegris, Inc. will select, by random lot, for purchase from shareholders who tender all their shares, conditionally tendered shares for which the condition, based on a preliminary proration, has not been satisfied. See Sections 1 and 6 of the Offer to Purchase.

What if I want to withdraw the instructions for my shares of Entegris, Inc. common stock after I have already submitted my instruction form?

Except as otherwise provided in the next paragraph and the terms of the tender offer, your designation is irrevocable.

You may withdraw or change your instructions at any time on or prior to 11:59 p.m., New York City time, June 8, 2007 (or such later date as may apply in the case the tender offer is extended). To revoke or change your instruction to tender shares of Entegris, Inc. common stock, you must contact Wells Fargo Bank, N.A., at the applicable address on the instruction form or by phone at (800) 380-1372 (toll-free), and obtain a new Instruction Form. The new Instruction Form should be returned to the trustee’s tabulator with your name, address and Social Security number and new tender instructions, if any. To change or revoke your previous instructions, you must check the box on your new instruction form to indicate that you are revoking prior instructions. Once the trustee’s tabulator receives a new, completed and signed Instruction Form with the revocation box checked, all previous instructions will be deemed canceled and replaced with the new instructions.

Will my instructions be kept confidential?

Yes. Your designation preferences and your instructions are strictly confidential and neither the trustee nor any of its agents will disclose to Entegris, Inc. whether or not you tender shares of Entegris, Inc. common stock allocated to your Plan account in the tender offer.

What if I have questions about the tender offer?

Contact MacKenzie Partners, Inc., the Information Agent for the tender offer, at (800) 322-2885 (toll-free) with any questions about the terms and conditions of the tender offer or how to tender shares of Entegris, Inc. common stock allocated to your Plan account.

How will the proceeds of the tender of my Plan shares be invested?

Any shares of Entegris, Inc. common stock tendered by the trustee and accepted by Entegris, Inc. will be exchanged for cash. The cash proceeds will remain in your Plan account and will be invested pro rata in accordance with your instructions for investment of new contributions on file with the Plan when the proceeds are received by the Plan. If you have not given investment instructions for new contributions, the cash proceeds will be invested in the T. Rowe Price Retirement Date Fund closest to your retirement date. In accordance with the Plan’s investment transfer provisions, you will be able to transfer amounts from these funds to the Plan’s other investment funds. The first opportunity that you will have to transfer sale proceeds to the Plan’s other investment funds will be the date that the Plan trustee posts the payment for the tendered shares to your Plan accounts, which is expected to occur promptly after the expiration of the tender offer.

☐ THIS INSTRUCTION FORM

REVOKES ALL PRIOR

INSTRUCTION FORMS.

INSTRUCTION FORM

FOR

ENTEGRIS, INC.

401(k) SAVINGS AND

PROFIT SHARING PLAN

To Plan Participant:

The undersigned acknowledges receipt of the accompanying letter and enclosed Offer to Purchase, dated May 11, 2007, and the related Letter of Transmittal in connection with the tender offer by Entegris, Inc., a Delaware corporation, to purchase up to 20,408,163 shares of its common stock, $.01 par value per share, including the associated preferred stock purchase rights, at a price not greater than $11.00 nor less than $12.25 per share, net to the seller in cash without interest.

This Instruction Form directs T. Rowe Price Trust Company, Baltimore, Maryland, as directed trustee and holder of record for the Plan, to tender the number of shares of Entegris, Inc. common stock indicated below held by the trustee for the undersigned’s Plan account pursuant to the tender offer.

Name:

Social

Security

Number:

Address:

Daytime

Telephone

Number with

Area Code:

TENDERING OF SHARES

In order to instruct the trustee to tender shares of Entegris, Inc. common stock allocated to your Plan account, you must TENDER A PERCENTAGE OF SHARES ALLOCATED TO YOUR PLAN ACCOUNT BELOW.

I wish to direct the trustee to tender a percentage of shares of Entegris, Inc. common stock allocated to my Plan account. The percentage of shares of Entegris, Inc. common stock allocated to my Plan account that I direct the trustee to tender in the tender offer is set forth below. (Check the appropriate box.) IF MORE THAN ONE BOX IS CHECKED, THERE IS NO VALID INSTRUCTION AND ENTEGRIS, INC. SHARES OF COMMON STOCK ALLOCATED TO YOUR PLAN ACCOUNT WILL NOT BE TENDERED.

☐ 0%	☐ 30%	☐ 60%	☐ 90%
☐ 5%	☐ 35%	☐ 65%	☐ 95%
☐ 10%	☐ 40%	☐ 70%	☐ 100%
☐ 15%	☐ 45%	☐ 75%
☐ 20%	☐ 50%	☐ 80%
☐ 25%	☐ 55%	☐ 85%

TENDERING PRICE

The price I direct the trustee to tender shares of Entegris, Inc. common stock allocated to my Plan account to Entegris, Inc. is set forth below.* (Check the appropriate box.) This action could result in none of the shares of Entegris, Inc. common stock being purchased if the purchase price determined by Entegris, Inc. for purchase of shares of Entegris, Inc. common stock in the tender offer is less than the price checked below or if the price checked below is increased above the purchase price determined by Entegris, Inc.* IF MORE THAN ONE BOX IS CHECKED THERE IS NO VALID INSTRUCTION AND ENTEGRIS, INC. SHARES OF COMMON STOCK ALLOCATED TO YOUR PLAN ACCOUNT WILL NOT BE TENDERED.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

CHECK ONLY ONE BOX.

IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED,

THERE IS NO PROPER TENDER OF SHARES.

(Participants who desire to tender shares at more than one price must complete a separate Instruction Form for each price at which shares are tendered.)

☐ $11.00	☐ $11.25	☐ $11.50	☐ $11.75	☐ $12.00	☐ $12.25
☐ $11.05	☐ $11.30	☐ $11.55	☐ $11.80	☐ $12.05
☐ $11.10	☐ $11.35	☐ $11.60	☐ $11.85	☐ $12.10
☐ $11.15	☐ $11.40	☐ $11.65	☐ $11.90	☐ $12.15
☐ $11.20	☐ $11.45	☐ $11.70	☐ $11.95	☐ $12.20

OR

Shares Tendered at a Price Determined pursuant to the Tender Offer:

☐

By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by Entegris, Inc. in accordance with the terms of the tender offer. This action will maximize the chance of having Entegris, Inc. purchase your shares (subject to the possibility of proration). Note this election could result in your shares, as well as all shares purchased by Entegris, Inc. pursuant to the tender offer, being purchased at the minimum price of $11.00 per share and, in general, may have the effect of decreasing the price of shares tendered in the tender offer.* On May 9, 2007, the last full trading day prior to the announcement of the tender offer, the last reported sale price of the Shares on the NASDAQ Global Market was $10.33 per share. On May 10 2007, the last full trading day prior to the commencement of the tender offer, the last reported sale price of the shares on the NASDAQ Global Market was $11.40 per share. Shareholders are urged to obtain current market quotations for the common stock.

* As described in the letter delivered to you with this Instruction Form, the price you elect will be adjusted to equal the closing price of shares of Entegris, Inc. common stock on the expiration date for the tender offer, as reported on the NASDAQ Global Market, if such closing price is greater than the price you designated above, or, if the closing price is not an available option under this tender offer, the price you elect will be adjusted to the next highest available price that is not less than the closing price on the expiration date. If the closing price for shares of Entegris, Inc. common stock on the expiration date is higher than $12.25 per share, none of the shares of Entegris, Inc. common stock allocated to your account will be sold.

CONDITIONAL TENDER

You may condition your tender of shares on Entegris, Inc. common stock purchasing a specified minimum percentage of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum percentage of shares you indicate below is purchased by Entegris, Inc. in the tender offer, none of the shares you tendered will be purchased. It is your responsibility to determine the minimum percentage of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum percentage of shares specified, your tender will be deemed unconditional.

☐	The minimum percentage of shares that must be purchased, if any are purchased, is: %

If because of proration, the minimum percentage of shares that you designated above will not be purchased, Entegris, Inc. may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

☐	The tendered shares represent all shares held by me.

Date:                                         , 2007

Name:

Return this form to Wells Fargo Bank, N.A., at:

By First Class Mail: WELLS FARGO BANK, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	By Hand, Overnight Carrier or Express Mail: WELLS FARGO BANK, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

The Information Agent for this tender offer is MacKenzie Partners, Inc. All questions regarding the tender offer should be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll-free).